Exhibit 99.2

August 26, 2010

SOLITARIO MAKES PRIVATE PLACEMENT INTO ELY GOLD & MINERALS AND
SIGNS LETTER OF INTENT TO JOINT VENTURE
ELY GOLD & MINERALS' MT. HAMILTON GOLD PROJECT IN NEVADA

Denver, Colorado: Solitario Exploration & Royalty Corp. ("Solitario;" NYSE Amex: XPL; TSX: SLR) and Ely Gold & Minerals Inc. ("Ely;" TSX.V: ELY) announced Solitario has arranged a private placement in Ely of CDN$250,000 for units, described below. This placement is part of a Letter of Intent ("LOI") between Solitario and Ely to joint venture Ely's Mt. Hamilton gold project situated at the southern end of the prolific Battle Mountain gold trend in eastern Nevada. The Mt. Hamilton project is an advanced gold project where over 314 drill holes have defined the Centennial gold deposit. Under the LOI, Solitario may earn up to an 80% interest in the project by completing various staged commitments.

Chris Herald, President and CEO, stated, "We are delighted to partner with Ely on this very attractive advanced gold project and commend Ely in its efforts to bring the project to this stage. Solitario's core strategy remains exploration and royalty generation through net profit royalty structured joint ventures. We believe the Mt. Hamilton project has good exploration potential."

Trey Wasser, EVP of Ely, stated, we are very excited to be partnering on the Mt Hamilton Project with Solitario. This investment and joint venture provides the capital to fast track the development of a significant asset in Nevada. In a difficult market environment, we are pleased to have a partner with the proven track record and the financial strength of Solitario.

Terms of the LOI

On signing the LOI, Solitario subscribed for a private placement of 3,333,333 units of Ely at a price of CDN$0.15 per Unit for an aggregate consideration of approximately CDN$500,000. Each unit consists of one common share and one-half share purchase warrant entitling the holder of a whole warrant to purchase an additional share of Ely for CDN$0.25, with such warrant expiring two years from the subscription date. The private placement consists of two tranches: the first tranche of CDN$250,000 is to be funded on or before August 31, 2010, subject to TSX Venture Exchange acceptance; the second tranche will be funded upon Ely shareholder and exchange approval of the joint venture arrangement anticipated no later than late-October 2010.

Solitario will be conducting due diligence on the Mt. Hamilton project through the date of shareholder approval. Thereafter, Solitario will be committed to spend $1.0 million on exploration and feasibility work and to pay US$300,000 in an advanced royalty payment. After completing these initial commitments, Solitario may elect to terminate its interest in the Mt. Hamilton project at any time and will have no further earn-in obligations on the project.

To earn its full 80% interest in the project and fulfill other LOI commitments Solitario is further required to:

Make cash payments to the subsidiary of Ely which will hold Ely's joint venture interest totaling US$2.75 million in cash, issue 300,000 shares of Solitario common stock, and subscribe to US$2.50 million worth of Ely common stock at market, all of which are scheduled from 2011 through mid-2015.

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Make payments of US$300,000 per year in advanced royalty payments that are deductable against future production royalties to the underlying royalty owner, and prior to commercial production, pay $5.0 million to reduce the NSR royalty rate from 8% to 3%.

Complete a bankable feasibility study.

Upon request, arrange 100% project financing for development of the Mt. Hamilton project after completion of a bankable feasibility study. Construction and permitting costs incurred after feasibility will be shared pro-rata, however, Ely may elect to have Solitario fund all costs with such costs, plus interest, to be repaid by the joint venture to Solitario out of 80% of Ely's share of net proceeds from the joint venture.

The prpposed Joint Venture remains subject to Ely shareholder approval and final acceptance by the TSX Venture Exchange.

For a more complete list of the terms and conditions under the LOI, a copy of the LOI is available online at www.sedar.com, www.solitarioxr.com & www.elygoldandminerals.com

About Solitario

Solitario is a gold, silver, platinum-palladium, and base metal exploration and royalty company actively exploring in Brazil, Mexico, and Peru. Solitario has significant business relationships with Votorantim Metais, Compañia de Minas Buenaventura S.A.A. Anglo Platinum, and Newmont Mining. Solitario has approximately US$15 million in cash and marketable securities. Solitario is traded on the NYSE Amex ("XPL") and on the Toronto Stock Exchange ("SLR"). Additional information about Solitario is available online at www.solitarioxr.com

About Ely

Ely is focused on acquisition and development of gold resources in North America. The Company is currently working toward production from the Centennial Gold Deposit, a project located on the Company's 100% owned Mount Hamilton property, Ely is traded on the TSX Venture Exchange ("ELY"). Additional information about Ely is available online at www.elygoldandminerals.com

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FOR MORE INFORMATION AT SOLITARIO, CONTACT:
Debbie Mino-Austin Director - Investor Relations	(800) 229-6827
Christopher E. Herald President & CEO	(303) 534-1030

FOR MORE INFORMATION AT ELY, CONTACT:
Steve Kenwood President	(604) 488-1104
Trey Wasser EVP Corp Development	(940) 365-1314

This press release includes certain "Forward-Looking Statements" within the meaning of section 21E of the United States Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included herein, including without limitation, statements regarding potential mineralization and reserves, exploration results and future plans and objectives of Solitario, are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Development of Solitario's properties are subject to the success of exploration, completion and implementation of an economically viable mining plan, obtaining the necessary permits and approvals from various regulatory authorities, compliance with operating parameters established by such authorities and political risks such as higher tax and royalty rates, foreign ownership controls and our ability to finance in countries that may become politically unstable. Important factors that could cause actual results to differ materially from Solitario's expectations are disclosed under the heading "Risk Factors" and elsewhere in Solitario's documents filed from time to time with Canadian Securities Commissions and the United States Securities and Exchange Commission.

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